THE MOHAWK INDUSTRIES, INC. SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2015

THE MOHAWK INDUSTRIES, INC. SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN
Effective as of the 1st day of January, 2015, Mohawk Industries, Inc. (the “Controlling Company”) hereby amends and restates the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan (the “Plan”).
BACKGROUND AND PURPOSE
A.    History.
Effective as of June 1, 1994, the Controlling Company established two deferred compensation plans with substantially similar terms that were known as the Mohawk Industries, Inc. Executive Deferred Compensation Plan (the “Prior Executive Plan”) and the Mohawk Industries, Inc. Management Deferred Compensation Plan (the “Prior Management Plan”). Amounts deferred under the Prior Executive Plan and the Prior Management Plan before January 1, 2005, plus any earnings or losses thereon, are governed by the terms of the Prior Executive Plan and the Prior Management Plan.
Effective as of January 1, 2008, the Prior Executive Plan and the Prior Management Plan were amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and for certain other purposes for post-2004 deferrals and earnings or losses thereon (the “Executive Plan” and the “Management Plan” respectively). Amounts deferred under the Prior Executive Plan and the Prior Management Plan on or after January 1, 2005, plus any earnings or losses thereon, are governed by the terms of the Executive Plan and the Management Plan.
Effective December 1, 2010, the Management Plan was merged with and into the Executive Plan, and the resulting merged plan was amended and restated in its entirety and renamed the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan. Amounts deferred under the Plan on and after December 1, 2010, plus any earnings or losses thereon, are governed by the terms of the Plan. The Controlling Company last amended and restated the Plan effective May 1, 2013.
B.    Goal. The Controlling Company desires to continue to provide its eligible employees (and those of its affiliated companies that participate in the Plan) with an opportunity to defer the receipt and income taxation of a portion of such employees’ eligible annual compensation.
C.    Coordination with 401(k) Plan. The Plan is generally intended to allow eligible employees to participate in the type of retirement benefits they otherwise would be able to attain under a 401(k) plan, but for the limits on contributions and benefits applicable to such plan under the Code; including, without limitation, the maximum limits on compensation, employee deferrals and allocations (under Code Sections 401(a)(17), 402(g) and 415, respectively) and the discrimination testing limits (under Code Sections 401(k)).
D.    Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these deferrals may be made and to describe the nature and extent of the employees’ rights to their deferred amounts and employer contributions.
E.    Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees.
STATEMENT OF AGREEMENT
To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions as follows:

THE MOHAWK INDUSTRIES, INC. SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN

Table of Contents

Page

ARTICLE I DEFINITIONS		1
1.1	Account	1
1.2	Administrative Committee	1
1.3	Beneficiary	1
1.4	Board	1
1.5	Bonus	1
1.6	Bonus Contributions	1
1.7	Bonus Election	1
1.8	Code	1
1.9	Controlled Group	1
1.10	Controlling Company	1
1.11	Effective Date	2
1.12	Eligible Employee	2
1.13	ERISA	2
1.14	FICA Tax	2
1.15	Financial Hardship	2
1.16	Investment Election	2
1.17	Investment Funds	2
1.18	Participant	2
1.19	Participating Company	2
1.20	Plan	3
1.21	Plan Year	3
1.22	Pre-Section 409A Account	3
1.23	Salary	3
1.24	Salary Contributions	3
1.25	Salary Election	3
1.26	Section 409A Account	3
1.27	Separate from Service and Separation from Service	3
(a)	Leaves of Absence	3
(b)	Status Change	4
(c)	Termination of Employment	4
(d)	Service with Affiliates	4
1.28	Specified Employee	4
1.29	Trust Agreement	5
1.30	Trustee	5
1.31	Trust	5
1.32	Valuation Date	5
ARTICLE II ELIGIBILITY AND PARTICIPATION		6
2.1	Eligibility	6

(a)	General Rule	6
(b)	Participation Upon Effective Date	6
2.2	Procedure for Admission	6
2.3	Cessation of Eligibility	6
(a)	Cessation of Eligible Status	6
(b)	Inactive Participant Status	6
ARTICLE III PARTICIPANTS' ACCOUNTS; DEFERRALS AND CREDITING		7
3.1	Participants' Accounts	7
(a)	Establishment of Accounts	7
(b)	Nature of Contributions and Accounts	7
(c)	Several Liabilities	7
(d)	General Creditors	7
3.2	Salary and Bonus Contributions	7
(a)	General Rule	7
(b)	Other Deferrals or Deductions	7
3.3	Procedure for Elections	8
(a)	Effective Date	8
(b)	Term and Irrevocability of Election	9
(c)	Amount	9
(d)	Commission Deferrals	10
(e)	Withholding from Final Annual Payroll Period	10
(f)	Crediting of Deferred Compensation	10
3.4	Debiting of Distributions	10
3.5	Crediting of Earnings	10
3.6	Vesting	10
3.7	Notice to Participants of Account Balances	11
3.8	Good Faith Valuation Binding	11
3.9	Errors and Omissions in Accounts	11
3.10	Value of Account	11
ARTICLE IV INVESTMENT FUNDS		12
4.1	Selection by Administrative Committee	12
4.2	Participant Direction of Deemed Investments	12
(a)	Nature of Participant Direction	12
(b)	Investment of Contributions	12
(c)	Investment of Existing Account Balances	12
(d)	Administrative Committee Discretion	12
ARTICLE V DISTRIBUTIONS TO PARTICIPANTS		14
5.1	Application	14
5.2	Benefit Payments Upon Separation from Service	14
(a)	Amount of Payment	14
(b)	Timing of Distribution	14
5.3	Form of Distribution	15
(a)	Single-Sum Payment	15
(b)	Annual Installments	15
(c)	Modifications of Form and Timing	15
5.4	Hardship Withdrawals	16

5.5	Form of Distribution	16
5.6	Offset of Benefit by Amounts Owed to the Controlling Company	16
5.7	No Acceleration or Delay of Payments	17
5.8	Taxes	17
ARTICLE VI DEATH BENEFITS		18
6.1	Death Benefits	18
(a)	Amount of Payment	18
(b)	Timing of Distribution	18
(c)	Form of Distribution	18
6.2	Beneficiary Designation	18
(a)	General	18
(b)	No Designation of Designee Dead or Missing	18
ARTICLE VII CLAIMS		19
7.1	Rights	19
7.2	Procedure	19
(a)	Generally	19
7.3	Review Procedure	19
(a)	Generally	19
7.4	Satisfaction of Claims	20
ARTICLE VIII SOURCE OF FUNDS; TRUST		21
8.1	Source of Funds	21
8.2	Trust	21
(a)	Establishment	21
(b)	Distributions	21
(c)	Status of the Trust	21
8.3	Funding Prohibition under Certain Circumstances	21
ARTICLE IX ADMINISTRATIVE COMMITTEE		22
9.1	Action	22
9.2	Rights and Duties	22
9.3	Compensation, Indemnity and Liability	22
ARTICLE X AMENDMENT AND TERMINATION		24
10.1	Amendments	24
10.2	Termination of Plan	24
ARTICLE XI MISCELLANEOUS		25
11.1	Taxation	25
11.2	Distribution pursuant to a Domestic Relations Order	25
(a)	Distribution Due to Domestic Relations Order	25
(b)	Requirements of a Domestic Relations Order	25
(c)	Domestic Relations Order Review Authority	25
11.3	Payment to Minors and Incapacitated Persons	26
11.4	No Employment Contract	26
11.5	Headings	26
11.6	Gender and Number	26
11.7	Assignment of Benefits	26
11.8	Governing Law	27
EXHIBIT A		A-1

v

ARTICLE I

DEFINITIONS
For purposes of the Plan, the following terms, when used with an initial capital letter, have the meaning set forth below unless a different meaning plainly is required by the context.
1.1    Account means, with respect to a Participant, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account established for such Participant pursuant to Section 3.1.
1.2    Administrative Committee means the Mohawk Industries Retirement Plan Committee, or other committee appointed by the Board, to act on behalf of the Controlling Company to administer the Plan, all as provided in Article IX.
1.3    Beneficiary means, with respect to a Participant, the person(s) designated in accordance with Section 6.2 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.4    Board means the Board of Directors of the Controlling Company.
1.5    Bonus means, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year payable as an annual bonus. Bonuses include payments under the Manager Incentive Plan (MIP), the Executive Incentive Plan (EIP), the Sales Incentive Plan (SIP), and the RVP Bonus. The Administrative Committee may, in its discretion, limit the types of short-term incentive compensation that will qualify as a Bonus under the Plan for any given Plan Year on or before the date that a Participant’s Bonus Election becomes irrevocable for such Plan Year.
1.6    Bonus Contributions mean, for a Participant for any Plan Year, that portion of such Participant’s Bonus deferred under the Plan pursuant to Section 3.2.
1.7    Bonus Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his or her Bonus.
1.8    Code means the Internal Revenue Code of 1986, as amended.
1.9    Controlled Group means the Controlling Company and all of the companies that are either (i) members of the same controlled group of corporations (within the meaning of Code Section 414(b)) or (ii) under common control (within the meaning of Code Section 414(c)), with the Controlling Company.
1.10    Controlling Company means Mohawk Industries, Inc., a Delaware corporation with its principal place of business in Calhoun, Georgia.

1.11    Effective Date means January 1, 2015, the date as of which this restatement and amendment of the Plan is effective.
1.12    Eligible Employee means, for a Plan Year or portion of a Plan Year, an individual who is a highly compensated employee as defined in Code Section 414(q), provided that the Administrative Committee or its designee, from time to time and in its sole discretion, may designate employees of Participating Companies, on an individual basis or as part of a specified group, as eligible or not eligible to participate in the Plan, regardless of whether such individuals are highly compensated employees under Code Section 414(q).
1.13    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.14    FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
1.15    Financial Hardship means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, Participant’s spouse, Participant’s Beneficiary or Participant’s dependent (as defined in Code Section 152(a), without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
(a)    Through reimbursement or compensation by insurance or otherwise;
(b)    By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe Financial Hardship; or
(c)    By cessation of deferrals under the Plan.
Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
1.16    Investment Election means an election, made in such form as the Administrative Committee may direct or permit, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his or her Account will be deemed to be invested.
1.17    Investment Funds mean the investment funds selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to Participants’ elections.
1.18    Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.19    Participating Company means any members of the Controlled Group that are designated as Participating Companies by the Administrative Committee. A list of such members that are participating in the Plan may be set forth on Exhibit A hereto, or in other Plan records.
1.20    Plan means the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan, as amended and restated herein, and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees (i.e., a “top hat” plan).
1.21    Plan Year means the calendar year.
1.22    Pre-Section 409A Account means the portion of a Participant’s Account that was earned and vested, within the meaning of Code Section 409A, as of December 31, 2004, and subsequent earnings on such amounts. A Participant’s Pre-Section 409A Account generally will include amounts attributable to Salary and Bonus Contributions with respect to Salary and Bonus earned before January 1, 2005, and which are governed by the terms of the Mohawk Industries, Inc. Executive Deferred Compensation Plan and the Mohawk Industries, Inc. Management Deferred Compensation Plan as then in effect.
1.23    Salary means, for a Participant for any Plan Year, the total of such Participant’s base compensation, bonus compensation paid on a more frequent basis than annually, and commissions processed in a regular monthly payroll or in an off-cycle payroll, prior to any deductions, for such Plan Year. Such bonus compensation may include a Sales Bonus, Quarterly Sales Bonus, Spot Bonus, Special Bonus, Retention Bonus or Safety Bonus. The Administrative Committee may, in its discretion, limit the types of compensation that will qualify as Salary under the Plan for any given Plan Year on or before the date that a Participant’s Salary Election becomes irrevocable for such Plan Year.
1.24    Salary Contributions mean, for a Participant for each Plan Year, the portion of such Participant’s Salary deferred under the Plan pursuant to Section 3.2.
1.25    Salary Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his or her Salary.
1.26    Section 409A Account means the portion of a Participant’s Account that was not earned or vested, within the meaning of Code Section 409A, as of December 31, 2004, and earnings on such amounts. A Participant’s Section 409A Account generally will include amounts attributable to Salary and Bonus Contributions with respect to Salary and Bonus earned on or after January 1, 2005.
1.27    Separate from Service and Separation from Service have the meaning given such terms under Code Section 409A. Generally, a Participant Separates from Service if the Participant dies, retires, or otherwise has a termination of employment with the Employer (see subsection (d)

below). Whether a Participant has a Separation from Service with the Employer is determined in accordance with the following:
(a)    Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence, as approved in accordance with the Employer’s policy, if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period.
(b)    Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to the Employer as an employee and as a member of the Board, the services provided as a member of the Board are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
(c)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated individuals providing service to the Employer have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this subsection (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable 36-month (or shorter) period).
(d)    Service with Affiliates. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Employer” includes the Controlling

Company and all entities that would be treated as a single employer with the Controlling Company under Code Section 414(b) or (c), but substituting “at least 50%” instead of “at least 80%” each place it appears in applying such rules.
1.28    Specified Employee has the meaning given such term under Code Section 409A (which incorporates Code Section 416(i)).
1.29    Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the creation of the Trust Fund, and all amendments thereto.
1.30    Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
1.31    Trust means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
1.32    Valuation Date means each day on which the New York Stock Exchange is open for business; provided, the value of an Account on a day other than a Valuation Date is the value determined for the immediately preceding Valuation Date.
ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1    Eligibility.
(a)    General Rule. An Eligible Employee may become a Participant immediately upon becoming an Eligible Employee, or at such other time as may be designated by the Administrative Committee, assuming he or she satisfies the procedures for admission described below.
(b)    Participation Upon Effective Date. Each Eligible Employee who is an active Participant in the Plan on the day immediately preceding the Effective Date will continue as an active Participant in accordance with the terms of the Plan.
2.2    Procedure for Admission.
Each Eligible Employee will become an active Participant by electing to participate in a timely manner by a method determined by the Administrative Committee as a precondition of participation in the Plan. Such election may include, without limitation, a Salary or Bonus Election, a distribution election with respect to Section 409A Accounts, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.
2.3    Cessation of Eligibility.
(a)    Cessation of Eligible Status. An individual’s active participation in the Plan will cease as of the date of his or her Separation from Service or the date his or her Salary and Bonus Elections then in effect (if any) expire or are revoked or cancelled under the terms of Article III. If a participant’s active participation in the Plan terminates, he or she will no longer be eligible to make future Salary and Bonus Elections, but any Salary and Bonus Elections then in effect will continue in effect until such time as the Salary and Bonus Election expires or are revoked or cancelled under the terms of Article III.
(b)    Inactive Participant Status. Even if his or her active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his or her vested Account is distributed from the Plan, or (ii) the date he or she again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his or her Account will continue to be credited with earnings pursuant to the terms of Section 3.5.
ARTICLE III

PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
3.1    Participants’ Accounts.
(a)    Establishment of Accounts. The Administrative Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Salary Contributions, (ii) Bonus Contributions, and (iii) earnings attributable to such Account, and will be debited by distributions. Each Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his or her Beneficiary.
(b)    Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VIII, no monies or other assets will be actually set aside for such Participant, and all payments to a Participant under the Plan will be made from the general assets of the Participating Companies.
(c)    Several Liabilities. Each Participating Company will be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Salary and Bonus Contributions withheld from Participants’ Salary and (ii) Bonus paid or payable by each such Participating Company and all investment earnings or losses attributable to such Salary and Bonus Contributions. The Administrative Committee will allocate the total liability to pay benefits under the Plan among the Participating Companies pursuant to this formula, and the Administrative Committee’s determination will be final and binding.
(d)    General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary will be no more than an unsecured, general creditor of such Participating Company.
3.2    Salary and Bonus Contributions.
(a)    General Rule. Except as provided in subsection (b) hereof, each Eligible Employee who is or becomes eligible to participate in the Plan may elect to have Salary and Bonus Contributions made on his or her behalf by completing and delivering to the Administrative Committee (or its designee) a Salary Election and a Bonus Election setting forth the terms of his or her election.
(b)    Other Deferrals or Deductions. Notwithstanding the foregoing subsection (a), if the total of (i) any deferrals under any Controlled Group member’s Code Section 401(k), 125 and 132(f)(4) plans applicable to a Participant’s Salary and Bonus, (ii)  the Participant’s Salary and Bonus Contributions, and (iii)  any FICA Tax or state or local tax applicable to such Participant’s Salary and Bonus exceed 100% of his or her Salary and Bonus, the Code Section 401(k), 125 and 132(f)(4) plan contributions will be made first, followed by any FICA Tax and/or state and local tax withholding, and then the remaining Salary and Bonus will be deferred under the Plan subject to Section 3.3.

3.3    Procedure for Elections.
Subject to the suspension period provided in Section 5.4, each Eligible Employee who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Salary and Bonus Contributions made on his or her behalf for such Plan Year by completing and delivering to the Administrative Committee (or its designee) a Salary Election and/or a Bonus Election, setting forth the terms of his or her election(s). Subject to the terms and conditions set forth below, a Salary Election will provide for the reduction of an Eligible Employee’s Salary earned during the Plan Year for which the Salary Election is in effect, and a Bonus Election will provide for the reduction of an Eligible Employee’s Bonus earned during the Plan Year for which the Bonus Election is in effect. Subject to any modifications, additions or exceptions that the Administrative Committee, in its sole discretion, deems necessary, appropriate or helpful and which are in compliance with the deferral election timing rules of Code Section 409A, the following terms will apply to Salary and Bonus Elections:
(a)    Effective Date.
(i)    General Deadline. A Participant’s Salary Election and Bonus Election for the Salary and Bonus earned during a Plan Year must be made before the first day of such Plan Year, except as provided in subsection (ii) below.
(ii)    Special Rule for New Participants.
(A)    If a Participant initially becomes an Eligible Employee (determined in accordance with subsection (a)(ii)(B) below), the Administrative Committee may permit such Participant to make a prospective Salary Election and/or Bonus Election within 30 days after the date on which he or she becomes eligible. Any such Salary Election will apply to the Participant’s Salary for services performed after the Salary Election is made. Any such Bonus Election will apply only to the portion of the Bonus equal to the ratio of the number of days remaining in the period to which the Bonus relates when the Bonus Election is made, divided by the total number of days in the period to which the Bonus relates.
(B)    For the purposes of this subsection (a)(ii), an Eligible Employee will be treated as newly eligible under the Plan upon first becoming an Eligible Employee or upon return to eligible status for purposes of this subsection (a)(ii) only if either: (x) he or she has not been eligible to make deferral elections (without regard to whether such an election was made), under the Plan or another plan that is aggregated with the Plan under Code Section 409A during the 24-month period ending on the date he or she becomes eligible to make a Salary and/or Bonus Election; or (y) he or she received a distribution of his or her entire Section 409A Account and all other amounts deferred at the election of the Eligible Employee under other plans that are aggregated with the Plan under Code Section 409A, and, for a period of time beginning on or before the payment of such distribution and extending thereafter, he or she was not eligible to make deferral elections under the Plan or another plan that is aggregated with the Plan under Code Section 409A plan.

(b)    Term and Irrevocability of Election.
(i)    An Eligible Employee may change his or her Salary Election and/or Bonus Election for the applicable Plan Year any time prior to the deadlines specified in subsections (a)(i) or (a)(ii) above (as applicable to the Participant), only to the extent (if any) permitted by, and subject to any restrictions or procedures determined by, the Administrative Committee in accordance with the requirements of Code Section 409A. Upon the latest of the deadlines specified in subsections (a)(i) or (a)(ii) above that applies to an Eligible Employee, such Eligible Employee’s Salary Election and/or Bonus Election, or failure to elect, will become irrevocable for the Plan Year except as provided under this subsection (b).
(ii)    Except as provided in this subsection (b), each Participant’s Salary Election and Bonus Election may remain in effect from Plan Year to Plan Year unless and until it is changed, cancelled or revoked by the Participant or the Administrative Committee; provided, if a Participant receives a distribution under Section 5.4 due to a Financial Hardship, the Participant’s Salary Election and Bonus Election will be cancelled for the remainder of the Plan Year, and the Participant must make new elections prior to the beginning of a subsequent Plan Year in order to resume deferrals under the Plan.
(iii)    A Participant’s Salary Election and Bonus Election will be cancelled on the date the Participant receives a hardship distribution under a tax-qualified retirement plan of a Controlled Group member, but only to the extent that plan provides that a hardship distribution will be deemed necessary to satisfy an immediate and heavy financial need if the employee is prohibited from making elective contributions and employee contributions to all plans maintained by his or her employer for a period following the hardship distribution.
(iv)    A Participant’s Salary Election and Bonus Election may be cancelled in the discretion of the Administrative Committee as permitted under Code Section 409A.
(v)    If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his or her Salary Election and Bonus Election with the first Participating Company will remain in effect and will apply to his or her Salary and Bonus from the second Participating Company until cancelled in accordance with this subsection (b).
(c)    Amount.
(i)    Salary Deferrals. A Participant may elect to defer his or her Salary in 1% increments, up to a maximum of 25% (or such other maximum percentage and/or amount established by the Administrative Committee from Plan Year to Plan Year). If a Participant’s base salary is increased or decreased during the Plan Year, any Salary Election that is specified as a percentage of Salary will be automatically adjusted accordingly.

(ii)    Bonus Deferrals. The Participant may elect to defer his or her Bonus up to 100% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year).
(d)    Commission Deferrals. For purposes of determining the amount of a Participant’s Salary Contributions to be withheld from commissions, the following rules apply to the extent consistent with Treasury Regulations under Code Section 409A: (i) commissions that are paid only upon a Participating Company’s receipt of payment from a client will be deemed to be earned on the date of such receipt of payment, and (ii) other commissions will be deemed to be earned on the date of the sale with respect to which such commissions are paid.
(e)    Withholding from Final Annual Payroll Period. Salary payable after the last day of the calendar year solely for services performed during a final payroll period that includes December 31 of such year will be deemed to have been earned in the subsequent calendar year in which payment is made and will be subject to the Participant’s Salary Election in effect for such subsequent calendar year.
(f)    Crediting of Deferred Compensation. The Administrative Committee will credit the amount of each Participant’s Salary and Bonus Contributions to his or her Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him or her but for his or her election hereunder.
3.4    Debiting of Distributions.
As of each Valuation Date, the Administrative Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
3.5    Crediting of Earnings.
As of each Valuation Date, the Administrative Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date, based on the amount of the Participant’s Account that was deemed invested in each Investment Fund. Notwithstanding anything herein to the contrary, while Salary and Bonus Contributions may be allocated to a Participant’s Account as of a particular date (as provided by the Plan), such Salary and Bonus Contributions will be credited with earnings only from the date such amounts are actually credited to such Participant’s Account by the Administrative Committee or its delegatee.
3.6    Vesting.
A Participant will be at all times fully vested in his or her Salary and Bonus Contributions and the earnings credited to his or her Account with respect to such Salary and Bonus Contributions.
3.7    Notice to Participants of Account Balances.

At least once for each Plan Year, the Administrative Committee will cause a written statement of a Participant’s Account balance to be delivered to the Participant.
3.8    Good Faith Valuation Binding.
In determining the value of the Accounts, the Administrative Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.
3.9    Errors and Omissions in Accounts.
If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s deferrals, the Administrative Committee, in its sole discretion, may cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
3.10    Value of Account.
The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings deemed credited to his or her Account as of such date, determined in accordance with this Article III.
ARTICLE IV

INVESTMENT FUNDS
4.1    Selection by Administrative Committee.
From time to time, the Administrative Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate.
4.2    Participant Direction of Deemed Investments.
Each Participant generally may direct the manner in which his or her Account will be deemed invested among the Investment Funds; provided, such investment directions will be made in accordance with the following terms:
(a)    Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his or her Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.
(b)    Investment of Contributions. Except as otherwise provided in this Section 4.2, each Participant may make an Investment Election prescribing the percentage of his or her future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences or recommences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and such elections will apply to all such specified contributions credited to such Participant’s Account after such date. Any Investment Election made pursuant to this subsection (b) with respect to future contributions will remain in effect until changed by the Participant.
(c)    Investment of Existing Account Balances. Except as otherwise provided in this Section 4.2, each Participant’s existing Account balance on the Effective Date will be deemed invested in the various categories of current Investment Funds based upon the categories selected in the Investment Election in effect for such Participant on the Effective Date. Each Participant may make an Investment Election, effective as of any Valuation Date after the Effective Date, prescribing a different percentage or dollar amount of his or her existing Account balance that will be deemed invested in each Investment Fund. Each such election will remain in effect until changed by such Participant.
(d)    Administrative Committee Discretion. The Administrative Committee will have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section 4.2 will supersede such provisions of this Section 4.2 without the necessity of a Plan amendment.

ARTICLE V

DISTRIBUTIONS TO PARTICIPANTS
5.1    Application. The provisions of this Article V apply solely with respect to a Participant’s Section 409A Account. Distributions with respect to a Participant’s Pre-Section 409A Account are governed by the terms of the Mohawk Industries, Inc. Executive Deferred Compensation Plan and the Mohawk Industries, Inc. Management Deferred Compensation Plan as those plans were in effect prior to 2005. If a Participant dies before payment of his or her Account has been made or commenced, his or her Section 409A Account will be paid to his or her Beneficiary in accordance with Article VI.
5.2    Benefit Payments Upon Separation from Service .
(a)    Amount of Payment. At the time provided in subsection (b) hereof, the Participant will receive or begin receiving a distribution of the entire vested amount credited to his or her Section 409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this subsection (a), the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. No Participating Company or other person will be liable to a Participant or Beneficiary for interest or investment losses due to an administrative delay in processing of any payment under the Plan.
(b)    Timing of Distribution.
(i)    General Rule. Subject to subsection (b)(ii), (b)(iii) and Section 5.3(b), the distribution of the vested benefit payable to a Participant under this Section 5.2 will be paid or installments will commence within 90 days following the date on which the Participant Separates from Service, with the exact date to be determined by the Administrative Committee.
(ii)    Distributions to Specified Employees. If a Participant is a Specified Employee and his or her vested benefit is payable as a result of his or her Separation from Service for any reason other than death, his or her vested benefit will be paid (or commence to be paid) on the earlier of the Participant’s death or the first day of the seventh calendar month following the date on which the Participant Separated from Service. If payments are to be made in the form of installments, any installments that are delayed pursuant to this subsection (b)(ii) will be accumulated and paid at the time permitted under this subsection (b)(ii), and the remaining payments will resume in accordance with the original schedule.
(iii)    Payment of Certain Bonuses. In the case of a Bonus that, absent a Bonus Election, would be paid within the first 2½ months of the following calendar year, if the Participant Separates from Service prior to the year in which such Bonus would be paid absent a Bonus Election, any portion of such Bonus that is subject to a Bonus Election will be paid in a lump-sum within the first 2½ months of the calendar year following the year in which the Participant Separates from Service, notwithstanding any payment election or modification made pursuant to Section 5.3, provided that any such distribution to a Specified Employee will not be made earlier than the date determined under subsection (b)(ii).
5.3    Form of Distribution.
(a)    Single-Sum Payment. Except as provided in subsection (b) hereof, the benefit payable to a Participant upon Separation from Service pursuant to Section 5.2 will be distributed in the form of a single-sum payment.
(b)    Annual Installments. A Participant may elect, at the time he or she makes his or her initial Salary and/or Bonus Election, to have his or her vested Account balance payable upon Separation from Service under Section 5.2 paid in the form of annual installment payments. The following terms and conditions will apply to installment payments made under the Plan:
(i)    The installment payments will be made in substantially equal annual installments over a period elected by the Participant not to exceed 10 years. The amount of each installment payment will be equal to: (x) the value of the Participant’s Account as of the most recent Valuation Date multiplied by (y) a fraction, the numerator of which is one, and the denominator of which is the number of installments remaining to be paid under the Participant’s election (including the current installment).
(ii)    The Participant’s Account will continue to be adjusted for earnings between payments in the manner described in Section 3.5.
(iii)    The installment payments will be made in annual installments, commencing on the date determined under Section 5.2(b)(i), and continuing on the anniversary on the initial distribution date thereafter; provided that, if distribution to the Participant is delayed pursuant to Section 5.2(b)(ii), the amount of the installments that would otherwise be payable during the period of delay immediately following the Participant’s Separation from Service will be paid at the time specified in Section 5.2(b)(ii) and thereafter the normal payment schedule for any remaining installment payments will resume.
(iv)    Notwithstanding anything in the Plan to the contrary, if a Participant’s Section 409A Account balance does not exceed $10,000 at the time he or she Separates from Service, the Participant’s entire Section 409A Account will be paid in a single-sum payment upon the Participant’s Separation from Service (subject to any delay required under Section 5.2(b)(ii) in the case of a Specified Employee).
(c)    Modifications of Form and Timing.
(i)    Availability of Election. A Participant may make one or more elections to (i) delay the payment (or commencement) of the portion of his or her Section 409A Account and/or (ii) change the form of payment to: (A) have the portion of his or her Section 409A Account attributable to such election paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) change installments to a lump sum. Any election under this subsection will specify the number of installment payments elected, if any.
(ii)    Delay in Payment Date. In the event of a change under subsection (c)(i), the Payment Date for the portion of the Participant’s Section 409A Account attributable to such election will be delayed to 5 years after the date of payment that applied prior to the election, or such later date as may be elected by the Participant under subsection (i).
(iii)    Restrictions. Any election under this subsection (c) will not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the date on which payment was scheduled to begin or be made under the previous payment terms, will not be effective.
5.4    Hardship Withdrawals.
Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee will cause the applicable Participating Company to pay an in-service distribution to such Participant from the Participant’s vested Section 409A Account. Such distribution will be paid in a lump sum payment within 90 days after the date that the Administrative Committee makes its determination that the Participant has suffered a Financial Hardship (assuming that the Financial Hardship exists on that date), which must be prior to the Participant’s Separation from Service. The amount of such lump sum payment will be limited to the amount of such Participant’s vested Section 409A Account reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under the Plan due to cancellation of a deferral election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under the Plan or another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon a Financial Hardship, it will be so designated at the time of payment. The amount of such distribution will reduce the Participant’s Section 409A Account balance as provided in Section 3.4.
5.5    Form of Distribution. All distributions will be made in the form of cash.
5.6    Offset of Benefit by Amounts Owed to the Controlling Company Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any payment or payments from a Participant’s Section 409A Account by any amount owed by such Participant to the Controlling Company or any other member of the Controlled Group; however, no such offset will apply if such offset would constitute an acceleration of the payment of benefits under the Plan, unless the following requirements are met: (i) the debt owed to the Controlling Company or any other Controlled Group member was incurred in the ordinary course of the relationship between the Participant and the Controlling Company or other Controlled Group member; (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000; and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
5.7    No Acceleration or Delay of Payments Except as otherwise provided in this Section 5.7, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his or her scheduled payment will be accelerated pursuant to this sentence.
5.8    Taxes. If the whole or any part of any Participant’s or Beneficiary’s Section 409A Account hereunder will become subject to any estate, inheritance, income or other tax which the Participating Companies will be required to pay or withhold, the Participating Companies will have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected, including, to the extent permitted under Code Section 409A, by offsetting the Participant’s Section 409A Account. Prior to making any payment, the Participating Companies may require such releases or other documents from any lawful taxing authority as it may deem necessary. Notwithstanding anything in the Plan to the contrary, the distribution of a Participant’s benefit hereunder prior to his or her Separation from Service with the Company will be limited to an amount that would not cause the Participant to receive compensation that the Administrative Committee determines would not be deductible under Code Section 162(m), provided that any amount that is not paid as a result of this limitation will be paid at the earliest date at which the Company reasonably anticipates that the deduction for the payment will not be limited by Code Section 162(m).

ARTICLE VI

DEATH BENEFITS
6.1    Death Benefits.
(a)    Amount of Payment. If a Participant dies before payment of his or her benefit from the Plan is made or commences, the Beneficiary or Beneficiaries designated by such Participant in his or her latest beneficiary designation form filed with the Administrative Committee will be entitled to receive a distribution of the entire vested amount credited to such Participant’s Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section 6.1, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made at a later date due to delays in valuation, administration or any other procedure.
(b)    Timing of Distribution. Payment will be made at the time determined under Section 5.2(b), without regard to subsection (b)(ii) thereof.
(c)    Form of Distribution. Payment will be in the form elected by the Participant in accordance with Section 5.3.
6.2    Beneficiary Designation.
(a)    General. Participants may designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.
(b)    No Designation or Designee Dead or Missing. In the event that:
(i)    A Participant dies without designating a Beneficiary;
(ii)    The Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
(iii)    The Beneficiary designated by a Participant cannot be located by the Administrative Committee on the date benefits are to be paid to such person;
then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan will be the Participant’s estate.
ARTICLE VII

CLAIMS
7.1    Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits and complaints concerning the investments of Accounts (collectively referred to herein as “claim” or “claims”), the Participant or Beneficiary will submit the claim in accordance with the procedures set forth in this Article VII. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of an installment payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 7.3 hereof, a Participant or Beneficiary will have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.
7.2    Procedure. Claims for benefits under the Plan may be filed with the Administrative Committee on forms supplied by the Administrative Committee in accordance with subsection (a) hereof, as applicable.
(a)    Generally. The Administrative Committee will furnish to the claimant written notice of the disposition of a claim within 120 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Administrative Committee will furnish written notice of the extension to the claimant prior to the end of the initial 120-day period, and such extension will not exceed one additional, consecutive 120-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
7.3    Review Procedure. Any Participant or Beneficiary who has been denied a benefit, or his or her duly authorized representative, will be entitled, upon request to the Administrative Committee, to appeal the denial of his or her claim in accordance with this Section 7.3.
(a)    Generally. The claimant or his or her duly authorized representative, may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in Section 7.2. The Administrative Committee’s decision will be made within 60 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee will furnish written notice to the claimant prior to the end of the initial 60-day period, and such an extension will not exceed one additional 60-day period. If unfavorable, the notice of decision will explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).
7.4    Satisfaction of Claims. Any payment to a Participant or Beneficiary, or to his or her legal representative or heirs at law, all in accordance with the provisions of the Plan, will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Participating Companies, any of whom may require such Participant, Beneficiary, legal representative or heirs at law, as a condition to such payment, to execute a receipt and release therefor in such form as will be determined by the Administrative Committee or the Participating Companies, as the case may be. If receipt and release will be required but execution by such Participant, Beneficiary, legal representative or heirs at law will not be accomplished so that the terms of Article V (dealing with the distributions of Section 409A Accounts) may be fulfilled, such benefits will be forfeited.

ARTICLE VIII

SOURCE OF FUNDS; TRUST
8.1    Source of Funds.
Except as provided in this Section 8.1 and Section 8.2 (relating to the Trust), each Participating Company will provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company will have the obligation, and the Participant or Beneficiary, who is due such benefits, will look to such Participating Company to provide such benefits.
8.2    Trust.
(a)    Establishment. To the extent determined by the Administrative Committee, the Participating Companies will transfer the funds necessary to fund some or all benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. It is the intent of the Controlling Company that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Participating Companies.
(b)    Distributions. Pursuant to the Trust Agreement, the Trustee will make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Participating Company.
(c)    Status of the Trust. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
8.3    Funding Prohibition under Certain Circumstances Notwithstanding anything in this Article VIII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).
ARTICLE IX

ADMINISTRATIVE COMMITTEE
9.1    Action
Action of the Administrative Committee may be taken and recorded as prescribed in the Charter of the Mohawk Industries Retirement Plan Committee. If a member of the committee is a Participant or Beneficiary, he or she will not participate in any decision which solely affects his or her own benefit under the Plan.
9.2    Rights and Duties.
The Administrative Committee will administer the Plan and will have all powers necessary to accomplish that purpose, including (but not limited to) the following:
(a)    To construe, interpret and administer the Plan;
(b)    To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)    To compute and certify to the Participating Companies the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)    To authorize all disbursements by the Participating Companies pursuant to the Plan;
(e)    To maintain all the necessary records of the administration of the Plan;
(f)    To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
(g)    To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and
(h)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
The Administrative Committee will have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.
9.3    Compensation, Indemnity and Liability.
The Administrative Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee will be paid by the Participating Companies. No member of the Administrative Committee will be liable for any act or omission of any other member of the committee, nor for any act or omission on his or her own part, excepting his or her own willful misconduct or gross negligence. The Participating Companies will indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.
ARTICLE X

AMENDMENT AND TERMINATION
10.1    Amendments.
The Administrative Committee may amend the Plan at any time in accordance with the rules under Code Section 409A; provided, however, that any amendment that results in a material economic benefit to members of the Administrative Committee shall be approved by the Compensation Committee of the Board.  Any amendment will be in writing and may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan will remain in effect with respect to existing Account balances without permitting any new contributions; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent.  All Participants and Beneficiaries will be bound by such amendment.
10.2    Termination of Plan.
The Administrative Committee reserves the right to terminate the Plan at any time, for any reason.  Any action to terminate the Plan will be taken by the Administrative Committee in the form of a written Plan amendment.  If the Plan is terminated, each Participant becomes 100% vested in his or her Account which will be distributed in a single sum as soon as practicable after the date the Plan is terminated, subject to the requirements of Code Section 409A.  Such termination will be binding on all Participants and Beneficiaries.  Notwithstanding anything in the foregoing to the contrary, a Participant’s Section 409A Account will be distributed upon Plan termination only to the extent that such termination occurs within one year following a change in control as defined by Code Section 409A or in other circumstances permitted under Code Section 409A.
ARTICLE XI

MISCELLANEOUS
11.1    Taxation.
It is the intention of the Participating Companies that the benefits payable hereunder will not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Companies, or the Trust, as the case may be, to such Participants or Beneficiaries. With respect to Section 409A Accounts under the Plan, the Participating Companies intend that no amounts be included in a Participant’s taxable income pursuant to Code Section 409A, and the Plan will be administered and interpreted in accordance with the applicable requirements of Code Section 409A and the regulations thereunder. When benefits are paid under the Plan, it is the intention of the Participating Companies that they will be deductible by the Participating Companies under Code Section 162.
11.2    Distribution pursuant to a Domestic Relations Order.

(a)    Distribution Due to Domestic Relations Order. Upon receipt of a valid domestic relations order requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Administrative Committee will cause the Controlling Company to pay a distribution to such alternate payee. The distribution will be paid in a single-sum payment in cash. The distribution will be completed as soon as administratively practicable after the Administrative Committee determines that the order meets the elements of a valid domestic relations order, as set forth in subsection (b) hereof, or if later, when the terms of the order have been modified to meet such elements. No distribution will be completed unless and until the order constitutes a valid domestic relations order.
(b)    Requirements of a Domestic Relations Order. For purposes of this Section 11.2, a court order will be considered a valid domestic relations order if it relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant, and is made pursuant to the domestic relations law of a state. The order should clearly identify the name of the Participant and the alternate payee, the Plan, and the amount or percentage of the Participant’s Account to be paid to the alternate payee, or the manner in which such amount or percentage is to be determined. The order may not require payment of a type or form of benefit other than as provided in subsection (a) hereof, payment of increased benefits or benefits to which the Participant does not have a vested right, or payment of benefits required to be paid to another alternate payee under another order previously determined to be a valid domestic relations order.
(c)    Domestic Relations Order Review Authority. The Administrative Committee will have authority to review and determine whether a court order meets the conditions of this Section 11.2, and to issue and adopt procedures that may be helpful in administering this Section 11.2.

11.3    Payment to Minors and Incapacitated Persons
In the event that any amount will be payable to a minor or to any person who, in the judgment of the Administrative Committee, is incapable of making proper disposition thereof, such payment will be made for the benefit of such minor or such person in any of the following ways as the Administrative Committee, in its sole discretion, will determine:
(a)    By payment to the legal representative of such minor or such person;
(b)    By payment directly to such minor or such person; or
(c)    By payment in discharge of bills incurred by or for the benefit of such minor or such person.
The Administrative Committee will make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made will be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.
11.4    No Employment Contract.
Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.
11.5    Headings.
The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise.
11.6    Gender and Number.
Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
11.7    Assignment of Benefits.
The right of a Participant or his or her Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
11.8    Governing Law.

The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.
IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 26th day of February, 2015.

MOHAWK INDUSTRIES, INC.

By: /s/ Philip A. Brown

Title: V.P., H.R

EXHIBIT A
THE MOHAWK INDUSTRIES, INC. SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN
PARTICIPATING COMPANIES
The following companies are Participating Companies in the Plan.

•	Aladdin Manufacturing Corporation

•	Dal-Elit, LLC

•	Dal Italia, LLC

•	Dal-Tile Distribution, Inc.

•	Dal-Tile Services, Inc.

•	Mohawk Carpet, LLC

•	Mohawk Carpet Distribution, Inc.

•	Mohawk ESV, Inc.

•	Unilin North America, LLC

•	Unilin US MDF

A-1